                                                               EXHIBIT (a)(1)(L)

To: All Business Objects Employees Eligible to Participate in the Offer to renounce the right to options dated October 11, 2002

From: Bernard Liautaud

Dear all,

I am pleased to inform you that we have decided to extend the offer to renounce the right to options until 11:59 p.m., New York City time, on Tuesday, November 19, 2002 (the "Expiration Date"). The offer had previously been scheduled to expire at 11:59 p.m., New York City time, on Tuesday, November 12, 2002.

As a result of the new Expiration Date, the following key dates will also be moved forward by one week:

* we now expect to cancel eligible options properly submitted to us in the offer on November 20, 2002 (instead of November 13, 2002 as previously anticipated); and

* we now expect to grant the new options on or after May 22, 2003 (instead of May 15, 2003 as previously anticipated.

Following the World Wide communications meetings last Friday and the posting of the exchange model on the Embassy web site, we received many additional inquiries into the program and we feel it is appropriate to provide you additional time to adequately educate yourself on the program in order to decide if you wish to participate.

The offer to participate in the program now ends at 11:59 p.m. New York City time on Tuesday November 19, 2002. All properly completed and signed election forms (or a faxed copy) must be received at the location listed below by this time.

Employees should return their election forms to:

Business Objects Americas 3030 Orchard Parkway San Jose, CA 95134. Faxes may be sent to (408)894-6522 or (408) 894-6537
Attention:  Emily Cayas

If you have any questions regarding the program please feel free to contact Jonathan Schoonmaker, Elisabeth Blinet or Stephane Massas for clarification.

Regards,
Bernard

THE TERMS AND CONDITIONS OF THE OFFER SET FORTH IN THE OFFER TO GRANT, OTHER THAN THE DATE THE OFFER IS SCHEDULED TO EXPIRE, AS WELL AS THE EXPECTED CANCELLATION DATE OF THE ELIGIBLE OPTIONS PROPERLY RENOUNCED IN THE OFFER AND THE EXPECTED GRANT DATE OF THE NEW OPTIONS, HAVE NOT CHANGED AND REMAIN APPLICABLE IN ALL RESPECTS TO THE OFFER. THIS EMAIL SHOULD BE READ IN CONJUNCTION WITH THE OFFER TO GRANT DATED OCTOBER 11, 2002, THE RELATED EMAIL TO ELIGIBLE EMPLOYEES, THE ELECTION FORM, THE NOTICE OF WITHDRAWAL (AS AMENDED) AND THE INFORMATION POSTED ON THE EMBASSY WEBSITE, EACH OF WHICH WERE FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION AND HAVE BEEN PREVIOUSLY PROVIDED TO YOU. THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

WE RESERVE THE RIGHT TO FURTHER EXTEND THE OFFER OR TO TERMINATE THE OFFER

IN OUR DISCRETION IN ACCORDANCE WITH THE TERM OF THE OFFER.

THIS EMAIL SUPPLEMENTS, AMENDS AND UPDATES THE INFORMATION CONTAINED IN THE OFFER TO GRANT DATED OCTOBER 11, 2002, THE RELATED EMAIL TO ELIGIBLE EMPLOYEES, THE ELECTION FORM AND THE NOTICE OF WITHDRAWAL, AS AMENDED NOVEMBER 4TH, 6TH AND 8TH, 2002 (WHICH TOGETHER AS THEY MAY BE FURTHER AMENDED AND SUPPLEMENTED FROM TIME TO TIME CONSTITUTE THE "OFFER")